Exhibit 99.1

National Bank Holdings Corporation Announces Third Quarter 2017 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $7.2 million, or $0.26 per  diluted share, for the third quarter of 2017, compared to net income of $9.2 million, or $0.33 per diluted share, for the second quarter of 2017 and net income of $8.3 million, or $0.30 per diluted share, for the third quarter of 2016. The return on average tangible assets was 0.69% for the third quarter of 2017 compared to 0.87% for the second quarter of 2017, and 0.80% for the third quarter of 2016. The return on average tangible equity was 6.43% for the third quarter of 2017 compared to 8.21% for the second quarter of 2017, and 7.07% for the third quarter of 2016.

In announcing these results, Chief Executive Officer Tim Laney shared, “Our business lines continued to build and deepen relationships with our clients during the quarter resulting in another quarter of double-digit annualized revenue growth (excluding gain from banking center divestitures in the prior quarter), strong deposit growth, particularly average demand deposits which grew 9.5%, annualized, adjusting for banking center divestitures and a continued focus on expense control. We took charge-offs on the last of our previously identified problem energy loans during the quarter, and continue to see the remaining loan portfolio improve nicely. In fact, we expect to have zero energy-related non-accruals by year-end. Positive credit trends across the total loan portfolio continued as evidenced by our non-performing loans to total loans ratio of 0.61% and just 0.13% year-to-date annualized net charge-offs on non-energy loans.”

Mr. Laney added, “As we look to close the year, we have good underlying business momentum and a solid foundation for future growth. In addition, our pending acquisition of Peoples will deepen our presence in our core markets of the Colorado Front Range and the greater Kansas City region while adding a best-in-class mortgage banking platform to our business.”

Third Quarter 2017 Highlights

(All comparisons refer to the second quarter of 2017, except as noted)

•	Total loans ended the quarter at $3.1 billion, increasing $32.6 million, or 4.2% annualized, while originated loans outstanding totaled $2.9 billion and increased $54.1 million, or 7.6% annualized.
•	Fully taxable equivalent net interest income totaled $39.4 million, and increased $1.1 million due to growth in average earning assets and a 0.05% widening of the net interest margin to 3.60%.
•

The non 310-30 provision for loan losses totaled $4.0 million and included $2.9 million related to one non-accrual energy loan as we are resolving the remaining problem energy loans. Net charge-offs totaled $8.8 million, which includes $5.7 million previously reserved and the $2.9 million non-accrual energy loan mentioned above. Excluding the energy credits, annualized non 310-30 net charge-offs were 0.37% during the quarter and 0.13% year-to-date.

•	Average deposits totaled $3.9 billion and increased $16.8 million, or 1.7% annualized, excluding the banking center divestitures in the prior quarter.
•

Non-interest income totaled $9.6 million and decreased  $2.4 million, driven entirely by a $2.9 million gain from banking center divestitures in the prior quarter. Net of the gain, non-interest income grew $0.5 million, primarily due to strong interest rate swap income from commercial clients.

•	Non-interest expense totaled $34.6 million and increased $1.2 million due to higher problem asset workout expenses net of OREO gains.

•

At September 30, 2017, common book value per share was $20.53, while tangible common book value per share was $18.59 and $19.42 after consideration of the excess accretable yield value of $0.83 per share.

Third Quarter 2017 Results

(All comparisons refer to the second quarter of 2017, except as noted)

Net Interest Income

Fully taxable equivalent net interest income totaled $39.4 million, and increased $1.1 million due to a widening of the net interest margin and growth in average earning assets. The fully taxable equivalent net interest margin widened 0.05% to 3.60% due to a 0.07% increase in the yield on earning assets partially offset by a 0.03% increase in the cost of interest bearing liabilities. The earning asset yield benefited from higher yields on our variable rate loans, primarily driven by the short-term market rate increases as well as a 0.04% benefit from higher levels of acquired loan interest income. Average earning assets increased $22.2 million, or 2.0% annualized, as originated loan growth was partially offset by the decrease in acquired loan balances and continued investment portfolio runoff.

Loans

Total loans ended the quarter at $3.1 billion, increasing $32.6 million, or 4.2% annualized, while originated loans outstanding totaled $2.9 billion and increased $54.1 million, or 7.6% annualized led by total commercial loan growth of 8.3%, annualized. New loan originations totaled $181.3 million and were impacted by lower levels of line of credit utilizations. Loan originations totaled $922.5 million during the past twelve months, resulting in originated loan outstandings growth of 15.2% over September 30, 2016.

Asset Quality and Provision for Loan Losses

Non 310-30 loans totaled $3.0 billion and represented 96.0% of total loans at September 30, 2017. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. The non 310-30 provision for loan losses totaled $4.0 million and included $2.9 million related to one non-accrual energy loan as we are resolving the remaining problem energy loans. Net charge-offs within the non 310-30 portfolio totaled $8.8 million primarily due to two previously-reserved for loans totaling $5.7 million and $2.9 million from the resolution of one previously identified non-accrual energy loan. Excluding the energy loans, annualized non 310-30 net charge-offs were 0.37% and 0.13% year-to-date. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) were 0.64% of total non 310-30 loans, compared to 1.10% at June 30, 2017, representing a decrease of 41.8%. The non 310-30 allowance for loan losses was 1.00% of total non 310-30 loans, decreasing from 1.18% at prior quarter end due to the charge-offs of previously reserved-for credits.

Acquired problem loans accounted for under 310-30 totaled $125.6 million at September 30, 2017 and decreased $8.8 million during the third quarter, an annualized decrease of 26.1%. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $1.6 million from non-accretable difference to accretable yield, which will be recognized over the remaining lives of the 310-30 pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $223.1 million.

Deposits

Total deposits averaged $3.9 billion and increased $16.8 million, or 1.7% annualized, adjusting for the banking center divestitures in the prior quarter. Adjusting for the banking center divestitures in the prior quarter, average transaction deposits (defined as total deposits less time deposits) increased $17.4 million, or 2.5% annualized, driven by strong demand deposit growth of $20.5 million, or 9.5% annualized. Time deposits averaged $1.1 billion and decreased $0.6 million, on an adjusted basis. The cost of deposits was 0.42%, increasing 0.02% from the prior quarter.

Non-Interest Income

Non-interest income totaled $9.6 million, decreasing $2.4 million, driven entirely by a $2.9 million gain from banking center divestitures in the prior quarter. Net of the banking center divestiture gain, non-interest income grew $0.5 million primarily due to strong interest rate swap income from commercial clients. Service charges totaled $3.6 million and were consistent with the prior quarter. Bank card fees decreased $0.1 million, primarily due to lower interchange revenue on lower transaction volumes. Gain on sale of mortgages increased $0.1 million on higher volume.

Non-Interest Expense

Non-interest expense totaled $34.6 million and increased $1.2 million primarily due to $1.9 million higher problem asset workout expenses net of OREO gains and $0.4 million of acquisition-related cost in the quarter. Salaries and benefits decreased $0.5 million primarily due to lower payroll tax and incentive accruals. Professional fees decreased $0.5 million primarily due to less acquisition-related expenses during the quarter.

Income tax expense totaled $1.7 million, including a benefit of $0.1 million due to tax benefits from stock compensation activity. Without this $0.1 million benefit, tax expense would have been $1.8 million, an effective tax rate of 20%. The lower rate compared to the statutory rate reflects the continued success of our tax strategies and tax exempt income.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $550.2 million at September 30, 2017 and increased $5.8 million from the prior quarter end. The increase in equity was due to net income, partially offset by dividends in the quarter.

Common book value per share was $20.53 at September 30, 2017 and increased $0.20 from the prior quarter end. Tangible common book value per share was $18.59 at September  30, 2017, compared to $18.32 at  the prior quarter end, as the increase from net income and intangible asset amortization was partially offset by dividends. The leverage ratio at September 30, 2017 for the consolidated company and the Bank was 10.43% and 8.48%, respectively.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the September 30, 2017 accretable yield balance on the 310-30 loans of $51.5 million would add $1.17 after-tax to the tangible book value per share. A more conservative methodology that management uses values the excess yield above a 4.0% yield and then considers the timing of the excess accreted interest income recognition discounted at 5%. This would add $0.83 after-tax to our tangible book value per share as of September 30, 2017, resulting in a tangible common book value per share of $19.42.

Year-Over-Year Review

(All comparisons refer to the first nine months of 2016, except as noted)

Fully taxable equivalent net interest income totaled $113.7 million and increased $0.8 million, benefiting from the continued shift of earning assets into the originated loan portfolio. Average earning assets were flat as average originated loans increased $433.2 million or 18.8%, and were entirely offset by the paydowns of higher-yielding 310-30 loans and the continued investment portfolio runoff. The fully taxable equivalent net interest margin widened 0.02% to 3.53%.

Loan balances at September 30, 2017 totaled $3.1 billion and increased $297.9 million, or 10.6%, while originated loans outstanding totaled $2.9 billion and increased $379.6 million, or 15.2%. New loan originations between the two periods totaled $922.5 million. The acquired 310-30 loan portfolio declined $32.1 million, or 20.3%, as a result of the continued successful workout efforts that have been made on exiting acquired problem loans.

Total deposits averaged $3.9 billion during the first nine months of 2017, increasing $75.2 million, or 2.0% from the prior year, adjusting for the banking center divestitures in the second quarter of 2017. Average transaction deposits (defined as total deposits less time deposits) totaled $2.7 billion and increased $42.5 million, or 1.6%. Excluding the banking center divestitures, average transaction deposits increased $71.1 million, or 2.7%, driven by demand deposit growth of $46.5 million, or 5.8%.  Time deposits averaged $1.1 billion, increasing  $4.1 million on an adjusted basis.  Client repurchase agreements averaged $85.1 million, decreasing $27.5 million due to temporary client funds from one client in the prior year. The mix of transaction deposits to total deposits improved to 71.3% at September 30, 2017 from 69.3% in the prior year. Additionally, the cost of deposits was 0.41%, increasing from 0.36% in the prior year due to higher cost of savings, money market and time deposits.

Provision for loan loss expense on non 310-30 loans was $9.9 million during the first nine months of 2017, compared to $23.2 million, a decrease of $13.3 million driven entirely by a reduction in the provision for energy loans.  The non 310-30 allowance for loan losses ended the quarter at 1.00% of total non 310-30 loans compared to 1.04% in the third quarter of 2016. Annualized net charge-offs on non 310-30 loans totaled 0.41%, or 0.13% excluding the energy portfolio compared to 1.16% in the first nine months of 2016 or 0.13% excluding the energy portfolio.

Non-interest income totaled $30.2 million during the first nine months of 2017, representing an increase of $0.2 million. Service charges and bank card fees increased a combined $0.6 million, or 2.9% due to higher treasury management fees and  higher interchange activity. Gain on sale of mortgages decreased $0.5 million due to lower volumes.  Other non-interest income increased $1.9 million due to a $2.9 million gain from banking center divestitures in the second quarter of 2017 and  a $1.0 million increase in swap related income. These increases were partially offset by a $1.8 million gain on sale of a building in the prior year. OREO related income also decreased $1.7 million due to income from one large OREO property in the prior year.

Non-interest expense totaled $102.7 million during the first nine months of 2017, representing an increase of $1.1 million primarily due to lower gain on sale of OREO of $1.9 million as well as $0.7 million of acquisition-related costs. Salary and benefits expense decreased $0.7 million, while occupancy and equipment expenses were $1.6 million lower due to lower depreciation expense. Professional fees increased $0.1 million due to acquisition-related expenses. Other non-interest expense increased $1.0 million due to various expense categories including $0.3 million in acquisition-related expenses.

Income tax expense totaled $2.7 million, including a benefit of $3.4 million due to tax benefits from stock compensation activity. Without this $3.4 million benefit, tax expense would have been $6.1 million, an effective tax rate of 22.3%. The lower rate compared to the statutory rate reflects the continued success of our tax strategies and tax exempt income.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Thursday,  October 19, 2017. Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the Conference ID of 92242777 and asking for the National Bank Holdings Corporation Third Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through November 3, 2017, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 92242777. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible assets before provision for loan losses and taxes,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” “tangible common equity to tangible assets,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 85 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions or consolidations; the Company's ability to realize anticipated benefits from enhancements or updates to its core operating systems from time to time without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Total interest and dividend income	$42,579	$41,332	$40,764	$122,652	$120,790
Total interest expense	4,681	4,440	3,700	13,139	10,935
Net interest income	37,898	36,892	37,064	109,513	109,855
Taxable equivalent adjustment	1,518	1,389	1,041	4,176	3,053
Net interest income FTE(1)	39,416	38,281	38,105	113,689	112,908
Provision for loan losses	3,880	4,025	5,293	9,700	22,369
Net interest income after provision for loan losses FTE(1)	35,536	34,256	32,812	103,989	90,539
Non-interest income:
Service charges	3,585	3,546	3,662	10,458	10,387
Bank card fees	3,076	3,134	2,828	9,014	8,530
Gain on sale of mortgages, net	668	594	819	1,716	2,251
Other non-interest income	2,086	4,596	2,632	8,566	6,677
OREO related income	136	86	1,667	449	2,190
Total non-interest income	9,551	11,956	11,608	30,203	30,035
Non-interest expense:
Salaries and benefits	19,363	19,909	20,091	59,662	60,315
Occupancy and equipment	5,208	5,242	5,666	15,887	17,440
Professional fees	754	1,270	909	2,441	2,343
Other non-interest expense	6,771	6,412	6,239	19,415	18,394
Problem asset workout	1,636	880	1,172	3,389	3,104
Gain on sale of OREO, net	(497)	(1,644)	(2,077)	(2,254)	(4,120)
Intangible asset amortization	1,370	1,370	1,370	4,110	4,110
Total non-interest expense	34,605	33,439	33,370	102,650	101,586

Income before income taxes FTE(1)	10,482	12,773	11,050	31,542	18,988
Taxable equivalent adjustment	1,518	1,389	1,041	4,176	3,053
Income before income taxes	8,964	11,384	10,009	27,366	15,935
Income tax expense	1,733	2,175	1,695	2,668	2,866
Net income	$7,231	$9,209	$8,314	$24,698	$13,069
Income per share - basic	$0.27	$0.34	$0.30	$0.92	$0.45
Income per share - diluted	$0.26	$0.33	$0.30	$0.89	$0.45

(1)

Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 35% for each period presented. See non-GAAP reconciliation starting on page 15.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	September 30, 2017	June 30, 2017	September 30, 2016	December 31, 2016
ASSETS
Cash and cash equivalents	$241,160	$129,827	$124,977	$152,736
Investment securities available-for-sale	812,051	866,714	968,853	884,232
Investment securities held-to-maturity	275,370	294,891	355,427	332,505
Non-marketable securities	15,537	18,468	12,373	14,949
Loans	3,120,543	3,087,945	2,822,555	2,860,921
Allowance for loan losses	(30,047)	(34,959)	(28,021)	(29,174)
Loans, net	3,090,496	3,052,986	2,794,534	2,831,747
Loans held for sale	12,212	7,067	20,341	24,187
Other real estate owned	12,330	14,297	21,200	15,662
Premises and equipment, net	91,654	92,321	96,861	95,671
Goodwill	59,630	59,630	59,630	59,630
Intangible assets, net	2,840	4,210	8,319	6,949
Other assets	155,692	152,358	143,898	154,778
Total assets	$4,768,972	$4,692,769	$4,606,413	$4,573,046
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$910,675	$870,875	$841,421	$846,744
Interest bearing demand deposits	431,786	418,729	416,153	427,538
Savings and money market	1,470,714	1,441,372	1,393,661	1,422,321
Total transaction deposits	2,813,175	2,730,976	2,651,235	2,696,603
Time deposits	1,133,167	1,126,481	1,173,772	1,172,046
Total deposits	3,946,342	3,857,457	3,825,007	3,868,649
Securities sold under agreements to repurchase	92,814	119,213	113,307	92,011
Federal Home Loan Bank advances	129,115	129,115	51,359	38,665
Other liabilities	50,457	42,497	66,968	37,532
Total liabilities	4,218,728	4,148,282	4,056,641	4,036,857
Shareholders' equity:
Common stock	515	515	514	514
Additional paid in capital	972,027	971,145	997,665	984,087
Retained earnings	73,358	68,570	47,347	55,454
Treasury stock	(494,321)	(494,547)	(504,301)	(502,104)
Accumulated other comprehensive (loss) income, net of tax	(1,335)	(1,196)	8,547	(1,762)
Total shareholders' equity	550,244	544,487	549,772	536,189
Total liabilities and shareholders' equity	$4,768,972	$4,692,769	$4,606,413	$4,573,046
SHARE DATA
Average basic shares outstanding	26,947,821	26,955,187	27,654,827	26,294,787
Average diluted shares outstanding	27,628,734	27,597,443	27,898,756	27,473,995
Ending shares outstanding	26,802,964	26,788,833	26,282,224	26,386,583
Common book value per share	$20.53	$20.33	$20.92	$20.32
Tangible common book value per share(1)	$18.59	$18.32	$18.67	$18.15
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.64	$18.36	$18.35	$18.22
CAPITAL RATIOS
Average equity to average assets	11.74%	11.66%	12.49%	11.83%
Tangible common equity to tangible assets(1)	10.56%	10.58%	10.79%	10.61%
Leverage ratio	10.43%	10.25%	10.46%	10.39%
Tier 1 risk-based capital ratio	13.53%	13.29%	14.43%	14.15%
Total risk-based capital ratio	14.38%	14.28%	15.29%	15.03%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 15.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Accounting Treatment Period End Loan Balances

			September 30, 2017		September 30, 2017
	September 30,	June 30,	vs. June 30, 2017	September 30,	vs. September 30, 2016
	2017	2017	% Change	2016	% Change
Non 310-30(1):
Commercial:
Commercial and industrial	$1,286,355	$1,275,855	0.8%	$1,043,544	23.3%
Owner occupied commercial real estate	276,155	233,930	18.1%	213,986	29.1%
Agriculture	132,147	131,398	0.6%	133,109	(0.7)%
Energy	81,351	98,293	(17.2)%	86,628	(6.1)%
Total commercial	1,776,008	1,739,476	2.1%	1,477,267	20.2%
Commercial real estate non-owner occupied	481,856	473,235	1.8%	453,248	6.3%
Residential real estate	710,954	714,499	(0.5)%	706,791	0.6%
Consumer	26,129	26,308	(0.7)%	27,586	(5.3)%
Total non 310-30	2,994,947	2,953,518	1.4%	2,664,892	12.4%
ASC 310-30:
Commercial	31,875	35,978	(11.4)%	43,339	(26.5)%
Commercial real estate non-owner occupied	79,798	83,785	(4.8)%	95,487	(16.4)%
Residential real estate	13,420	14,012	(4.2)%	17,654	(24.0)%
Consumer	503	652	(22.9)%	1,183	(57.5)%
Total ASC 310-30	125,596	134,427	(6.6)%	157,663	(20.3)%
Total loans	$3,120,543	$3,087,945	1.1%	$2,822,555	10.6%

(1)

Included in non 310-30 loans are originated loans of $2,881,018, $2,826,898 and $2,501,426 as of September 30, 2017, June 30, 2017 and September 30, 2016, respectively, and loans acquired under business combinations of $113,929, $126,620 and $163,466 as of September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

Originations(1)

	Third quarter	Second quarter	First quarter	Fourth quarter	Third quarter
	2017	2017	2017	2016	2016
Commercial:
Commercial and industrial	$73,917	$159,340	$114,414	$109,670	$92,433
Owner occupied commercial real estate	32,787	6,899	16,988	18,606	19,091
Agriculture	3,335	16,696	(3,644)	18,480	9,589
Energy	(6,993)	9,120	(81)	4,433	(1,251)
Total commercial	103,046	192,055	127,677	151,189	119,862
Commercial real estate non-owner occupied	46,654	47,312	36,962	30,227	54,456
Residential real estate	28,471	26,979	29,616	89,968	102,703
Consumer	3,122	3,233	2,378	3,566	4,995
Total	$181,293	$269,579	$196,633	$274,950	$282,016

(1)

Originations equal, for each quarter, closed end funded loans and net fundings under revolving lines of credit. Net fundings under revolving lines of credit were $(12,804), $68,305, $33,397, $18,670 and $26,959 as of the third quarter 2017, second quarter 2017, first quarter 2017, fourth quarter 2016 and third quarter 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the three months ended			For the three months ended			For the three months ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average		Average	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
ASC 310-30 loans	$127,752	$5,667	17.74%	$136,662	$6,180	18.09%	$162,157	$8,597	21.21%
Non 310-30 loans FTE(1)(2)(3)(4)	2,977,214	31,914	4.25%	2,872,020	29,620	4.14%	2,630,064	25,893	3.92%
Investment securities available-for-sale	848,847	4,011	1.89%	906,738	4,358	1.92%	1,003,347	4,552	1.81%
Investment securities held-to-maturity	286,604	1,995	2.78%	305,722	2,131	2.79%	371,164	2,543	2.74%
Other securities	16,843	234	5.56%	15,657	218	5.57%	13,003	160	4.92%
Interest earning deposits and securities purchased under agreements to resell	87,114	276	1.26%	85,350	214	1.01%	47,997	60	0.50%
Total interest earning assets FTE(4)	$4,344,374	$44,097	4.03%	$4,322,149	$42,721	3.96%	$4,227,732	$41,805	3.93%
Cash and due from banks	$67,382			$66,651			$73,709
Other assets	313,630			318,429			339,837
Allowance for loan losses	(35,103)			(31,615)			(40,509)
Total assets	$4,690,283			$4,675,614			$4,600,769
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,857,777	$1,503	0.32%	$1,871,814	$1,424	0.31%	$1,799,085	$1,189	0.26%
Time deposits	1,131,326	2,565	0.90%	1,147,037	2,479	0.87%	1,174,269	2,290	0.78%
Securities sold under agreements to repurchase	91,737	46	0.20%	85,022	40	0.19%	117,028	37	0.13%
Federal Home Loan Bank advances	144,136	567	1.56%	130,795	497	1.52%	50,766	184	1.44%
Total interest bearing liabilities	$3,224,976	$4,681	0.58%	$3,234,668	$4,440	0.55%	$3,141,148	$3,700	0.47%
Demand deposits	$874,750			$858,299			$824,848
Other liabilities	39,799			37,480			60,199
Total liabilities	4,139,525			4,130,447			4,026,195
Shareholders' equity	550,758			545,167			574,574
Total liabilities and shareholders' equity	$4,690,283			$4,675,614			$4,600,769
Net interest income		$39,416			$38,281			$38,105
Interest rate spread FTE(4)			3.45%			3.41%			3.46%
Net interest earning assets	$1,119,398			$1,087,481			$1,086,584
Net interest margin FTE(4)			3.60%			3.55%			3.59%
Ratio of average interest earning assets to average interest bearing liabilities	134.71%			133.62%			134.59%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,857,318, $2,739,424 and $2,460,701, and interest income of $28,375, $26,226 and $22,339, with tax equivalent yields of 4.15%, 4.04% and 3.78% for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the three months ended September 30, 2017, June 30, 2017 and September 30, 2016 were $9,242, $6,691 and $15,536, and interest income was $127, $134 and $238 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $1,518, $1,389 and $1,041 for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the nine months ended September 30, 2017			For the nine months ended September 30, 2016
	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
ASC 310-30 loans	$135,485	$17,718	17.44%	$175,694	$26,653	20.23%
Non 310-30 loans FTE(1)(2)(3)(4)	2,866,247	88,696	4.14%	2,484,651	72,877	3.92%
Investment securities available-for-sale	895,112	12,730	1.90%	1,071,029	14,810	1.84%
Investment securities held-to-maturity	305,441	6,378	2.78%	394,626	8,278	2.80%
Other securities	15,307	619	5.39%	15,572	581	4.97%
Interest earning deposits and securities purchased under agreements to resell	87,762	687	1.05%	159,748	644	0.54%
Total interest earning assets FTE(4)	$4,305,354	$126,828	3.94%	$4,301,320	$123,843	3.85%
Cash and due from banks	$67,046			$72,051
Other assets	317,702			334,190
Allowance for loan losses	(32,208)			(35,554)
Total assets	$4,657,894			$4,672,007
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,875,143	$4,294	0.31%	$1,872,116	$3,689	0.26%
Time deposits	1,152,550	7,465	0.87%	1,180,275	6,617	0.75%
Securities sold under agreements to repurchase	85,077	119	0.19%	112,527	114	0.14%
Federal Home Loan Bank advances	108,148	1,261	1.56%	43,615	515	1.58%
Total interest bearing liabilities	$3,220,918	$13,139	0.55%	$3,208,533	$10,935	0.46%
Demand deposits	$852,913			$813,407
Other liabilities	39,401			52,861
Total liabilities	4,113,232			4,074,801
Shareholders' equity	544,662			597,206
Total liabilities and shareholders' equity	$4,657,894			$4,672,007
Net interest income		$113,689			$112,908
Interest rate spread FTE(4)			3.39%			3.39%
Net interest earning assets	$1,084,436			$1,092,787
Net interest margin FTE(4)			3.53%			3.51%
Ratio of average interest earning assets to average interest bearing liabilities	133.67%			134.06%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,734,388 and $2,301,164, and interest income of $78,319 and $61,950, with tax equivalent yields of 4.03% and 3.77% for the nine months ended September 30, 2017 and September 30, 2016, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the nine months ended September 30, 2017 and September 30, 2016 were $8,668 and $11,846, and interest income was $406 and $520 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $4,176 and $3,053 for the nine months ended September 30, 2017 and September 30, 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Loan Losses and Asset Quality

(Dollars in thousands)

Allowance for Loan Losses Analysis

	As of and for the three months ended
	September 30, 2017			June 30, 2017			September 30, 2016
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	loans	loans	Total	loans	loans	Total	loans	loans	Total
Beginning allowance for loan losses	$142	$34,817	$34,959	$220	$30,630	$30,850	$231	$39,875	$40,106
Charge-offs	—	(8,843)	(8,843)	—	(121)	(121)	(6)	(17,540)	(17,546)
Recoveries	—	51	51	—	205	205	—	168	168
Provision (recoupment)	(142)	4,022	3,880	(78)	4,103	4,025	18	5,275	5,293
Ending ALL	$—	$30,047	$30,047	$142	$34,817	$34,959	$243	$27,778	$28,021
Ratio of annualized net charge-offs (recoveries) to average total loans during the period, respectively	0.00%	1.18%	1.13%	0.00%	(0.01)%	(0.01)%	0.01%	2.64%	2.49%
Ratio of ALL to total loans outstanding at period end, respectively	0.00%	1.00%	0.96%	0.11%	1.18%	1.13%	0.15%	1.04%	0.99%
Ratio of ALL to total non-performing loans at period end, respectively(1)	0.00%	156.85%	156.85%	0.00%	107.28%	107.72%	0.00%	123.58%	124.66%
Total loans	$125,596	$2,994,947	$3,120,543	$134,427	$2,953,518	$3,087,945	$157,663	$2,664,892	$2,822,555
Average total loans during the period	$127,752	$2,967,972	$3,095,724	$136,662	$2,865,329	$3,001,991	$162,157	$2,614,133	$2,776,290
Total non-performing loans(1)	$—	$19,157	$19,157	$—	$32,455	$32,455	$—	$22,478	$22,478

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

Non 310-30 Past Due Loans

	September 30, 2017	June 30, 2017	September 30, 2016
Loans 30-89 days past due and still accruing interest	$1,901	$4,415	$1,374
Loans 90 days past due and still accruing interest	156	215	428
Non-accrual loans(1)	19,157	32,455	22,478
Total past due and non-accrual loans	$21,214	$37,085	$24,280
Total 90 days past due and still accruing interest and non-accrual loans to total non 310-30 loans	0.64%	1.11%	0.86%
Total non-accrual loans to total non 310-30 loans	0.64%	1.10%	0.84%
% of total past due and non-accrual loans that carry fair value marks	17.72%	11.34%	15.41%

(1)	Includes non-accrual energy loans of $3,551, $12,050 and $13,313 at September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Asset Quality

(Dollars in thousands)

Asset Quality Data

	September 30, 2017	June 30, 2017	September 30, 2016
Non-performing loans(1)	$19,157	$32,455	$22,478
OREO	12,330	14,297	21,200
Other repossessed assets	—	—	100
Total non-performing assets	$31,487	$46,752	$43,778
Accruing restructured loans	$7,620	$5,177	$8,780
Total non-performing loans to total loans	0.61%	1.05%	0.80%
Total non-performing loans (excluding energy sector loans) to total loans (excluding energy sector loans)	0.51%	0.68%	0.33%
Total non-performing assets to total loans and OREO	1.01%	1.51%	1.54%
Total non-performing assets (excluding energy sector loans) to total loans (excluding energy sector loans) and OREO	0.92%	1.16%	1.10%

(1)	Includes non-accrual energy loans of $3,551, $12,050 and $13,313 at September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

Changes in Accretable Yield

	For the three months ended			Life-to-date
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017
Accretable yield at beginning of period	$55,663	$59,591	$67,765	$—
Additions through acquisitions	—	—	—	214,996
Reclassification from non-accretable difference to accretable yield	1,965	2,347	4,962	280,343
Reclassification to non-accretable difference from accretable yield	(413)	(95)	(457)	(33,673)
Accretion	(5,667)	(6,180)	(8,597)	(410,118)
Accretable yield at end of period	$51,548	$55,663	$63,673	$51,548

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended			As of and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Key Ratios(1)
Return on average assets	0.61%	0.79%	0.72%	0.71%	0.37%
Return on average tangible assets(2)	0.69%	0.87%	0.80%	0.79%	0.45%
Return on average tangible assets before provision for loan losses and taxes FTE(2)	1.35%	1.58%	1.55%	1.32%	1.32%
Return on average equity	5.21%	6.78%	5.76%	6.06%	2.92%
Return on average tangible common equity(2)	6.43%	8.21%	7.07%	7.41%	3.88%
Interest earning assets to interest bearing liabilities (end of period)(3)	135.53%	134.02%	133.09%	135.53%	133.09%
Loans to deposits ratio (end of period)	79.38%	80.23%	74.32%	79.38%	74.32%
Non-interest bearing deposits to total deposits (end of period)	23.08%	22.58%	22.00%	23.08%	22.00%
Net interest margin(4)	3.46%	3.42%	3.49%	3.40%	3.41%
Net interest margin FTE (2)(4)	3.60%	3.55%	3.59%	3.53%	3.51%
Interest rate spread FTE(5)	3.45%	3.41%	3.46%	3.39%	3.39%
Yield on earning assets(3)	3.89%	3.84%	3.84%	3.81%	3.75%
Yield on earning assets FTE(2)(3)	4.03%	3.96%	3.93%	3.94%	3.85%
Cost of interest bearing liabilities(3)	0.58%	0.55%	0.47%	0.54%	0.46%
Cost of deposits	0.42%	0.40%	0.36%	0.41%	0.36%
Non-interest expense to average assets	2.93%	2.87%	2.89%	2.95%	2.90%
Efficiency ratio FTE(2)(6)	67.87%	63.83%	64.37%	68.48%	68.19%

Asset Quality Data(7)(8)(9)
Non-performing loans to total loans	0.61%	1.05%	0.80%	0.61%	0.80%
Non-performing assets to total loans and OREO	1.01%	1.51%	1.54%	1.01%	1.54%
Allowance for loan losses to total loans	0.96%	1.13%	0.99%	0.96%	0.99%
Allowance for loan losses to non-performing loans	156.85%	107.72%	124.66%	156.85%	124.66%
Net charge-offs (recoveries) to average loans(1)	1.13%	(0.01)%	2.49%	0.39%	1.08%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations below.
(3)

Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities are excluded from interest earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income on a FTE basis plus non-interest income.
(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Common Book Value Ratios

	September 30, 2017	June 30, 2017	September 30, 2016	December 31, 2016
Total shareholders' equity	$550,244	$544,487	$549,772	$536,189
Less: goodwill and intangible assets, net	(62,470)	(63,840)	(67,950)	(66,580)
Add: deferred tax liability related to goodwill	10,485	10,098	8,935	9,323
Tangible common equity (non-GAAP)	$498,259	$490,745	$490,757	$478,932

Total assets	$4,768,972	$4,692,769	$4,606,413	$4,573,046
Less: goodwill and intangible assets, net	(62,470)	(63,840)	(67,950)	(66,580)
Add: deferred tax liability related to goodwill	10,485	10,098	8,935	9,323
Tangible assets (non-GAAP)	$4,716,987	$4,639,027	$4,547,398	$4,515,789

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	11.54%	11.60%	11.93%	11.72%
Less: impact of goodwill and intangible assets, net	(0.98)%	(1.02)%	(1.14)%	(1.11)%
Tangible common equity to tangible assets (non-GAAP)	10.56%	10.58%	10.79%	10.61%

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$498,259	$490,745	$490,757	$478,932
Divided by: ending shares outstanding	26,802,964	26,788,833	26,282,224	26,386,583
Tangible common book value per share (non-GAAP)	$18.59	$18.32	$18.67	$18.15

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$498,259	$490,745	$490,757	$478,932
Less: accumulated other comprehensive income, net of tax	1,335	1,196	(8,547)	1,762
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	499,594	491,941	482,210	480,694
Divided by: ending shares outstanding	26,802,964	26,788,833	26,282,224	26,386,583
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.64	$18.36	$18.35	$18.22

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended			As of and for the nine months ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	$7,231	$9,209	$8,314	$24,698	$13,069
Add: impact of core deposit intangible amortization expense, after tax	836	836	836	2,507	2,507
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$8,067	$10,045	$9,150	$27,205	$15,576

Income before income taxes FTE (non-GAAP)	$10,482	$12,773	$11,050	$31,542	$18,988
Add: impact of core deposit intangible amortization expense, before tax	1,370	1,370	1,370	4,110	4,110
Add: provision for loan losses	3,880	4,025	5,293	9,700	22,369
FTE income adjusted for impact of core deposit intangible amortization expense and provision (non-GAAP)	$15,732	$18,168	$17,713	$45,352	$45,467

Average assets	$4,690,283	$4,675,614	$4,600,769	$4,657,894	$4,672,007
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(52,665)	(54,420)	(59,685)	(54,024)	(61,051)
Average tangible assets (non-GAAP)	$4,637,618	$4,621,194	$4,541,084	$4,603,870	$4,610,956

Average shareholders' equity	$550,758	$545,167	$574,574	$544,662	$597,206
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(52,665)	(54,420)	(59,685)	(54,024)	(61,051)
Average tangible common equity (non-GAAP)	$498,093	$490,747	$514,889	$490,638	$536,155

Return on average assets	0.61%	0.79%	0.72%	0.71%	0.37%
Return on average tangible assets (non-GAAP)	0.69%	0.87%	0.80%	0.79%	0.45%
Return on average tangible assets before provision for loan losses and taxes FTE (non-GAAP)	1.35%	1.58%	1.55%	1.32%	1.32%
Return on average equity	5.21%	6.78%	5.76%	6.06%	2.92%
Return on average tangible common equity (non-GAAP)	6.43%	8.21%	7.07%	7.41%	3.88%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended			As of and for the nine months ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest income	$42,579	$41,332	$40,764	$122,652	$120,790
Add: impact of taxable equivalent adjustment	1,518	1,389	1,041	4,176	3,053
Interest income FTE (non-GAAP)	$44,097	$42,721	$41,805	$126,828	$123,843

Net interest income	$37,898	$36,892	$37,064	$109,513	$109,855
Add: impact of taxable equivalent adjustment	1,518	1,389	1,041	4,176	3,053
Net interest income FTE (non-GAAP)	$39,416	$38,281	$38,105	$113,689	$112,908

Average earning assets	$4,344,374	$4,322,149	$4,227,732	$4,305,354	$4,301,320
Yield on earning assets	3.89%	3.84%	3.84%	3.81%	3.75%
Yield on earning assets FTE (non-GAAP)	4.03%	3.96%	3.93%	3.94%	3.85%
Net interest margin	3.46%	3.42%	3.49%	3.40%	3.41%
Net interest margin FTE (non-GAAP)	3.60%	3.55%	3.59%	3.53%	3.51%